EXHIBIT 99.1

Commonwealth Reports Second Quarter 2011 Loss; Bank Exploring Alternatives to Strengthening Capital

NORFOLK, Va., Aug. 15, 2011 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. reported today a net loss of $26.2 million and $33.0 million for the three and six months ended June 30, 2011, compared to a loss of $2.5 million and $3.5 million for the corresponding periods in 2010, as the company took more aggressive steps in removing problem loans from its balance sheet. Diluted loss per share was $3.80 and $0.37 for the quarters ended June 30, 2011 and 2010, respectively. For six months ended June 30, 2011 and 2010, the diluted loss per share was $4.78 and $0.50, respectively.

Economic uncertainty continues to negatively impact the company's loan portfolio, in particular commercial relationships secured by real estate. In addition, the company remains challenged by the lingering influence of past credit processes, albeit to a significantly lesser degree, all of which has placed enormous pressure on capital the past several years. New credit policies and help from an independent, third-party loan review team has led to a new credit culture and comprehensive review of the construction, development and commercial real estate portfolios, with additional emphasis on large loans and problem assets.

"We have completely restructured our credit risk management process," said President and CEO Chris Beisel. "Nearly all of our efforts during the past 13 months have been on managing our problem loans and rebuilding a new credit environment. Our focus has been on little else. If our efforts to raise capital are successful, then we will have most of the credit issues behind us and we'll be positioned for the future."

The Company has engaged two investment banking firms – FIG Partners LLC of Atlanta, Ga., and McKinnon & Company, Inc. of Norfolk, Va. - to explore strategic opportunities to strengthen the Bank's equity position and restore the Bank's capital levels back to a well-capitalized status. Management and the Board are actively engaged and continue to diligently work with investment bankers.

The challenging economic conditions experienced over the past three years continued to negatively impact the businesses and consumers in our market area during the first six months of 2011. Ongoing deterioration in our loan portfolio resulted in further declines in the commercial real estate sector and additional credit quality issues for the Bank. During the first six months of 2011, we charged-off $47.4 million in loans primarily as a result of declining collateral values associated with uncollected collateral dependent loans that were determined by updated appraisals received during the period. Consequently, management and the Board provided $22.5 million to the Bank's allowance for loan losses during the three months ended June 30, 2011, in addition to the $5.0 million provided for in the first quarter of 2011.

 "We have not lost sight of our fundamental belief in standing by our clients, employees, stockholders and communities," Beisel said. "Today's environment requires stringent measures. We remain committed to taking the actions necessary to withstand this difficult economic phase."

Provisions for loan losses of $27.5 million and $10.0 million during the 2011 and 2010 six month periods negatively impacted the corresponding earnings, and accounted for a significant portion of the increase in net loss during the three and six month periods of 2011 as compared with the same periods in 2010. Additionally, a decline in net interest income due to the increased level of non-performing assets, increased losses on other real estate owned and related expenses and costs associated with current regulatory and legal matters continued to pressure earnings during the three and six month periods of 2011 as compared with the same periods of 2010.

Non-performing assets were $197.9 million or 20.07% of total assets at June 30, 2011, compared to $162.6 million or 14.85% of total assets at December 31, 2010 and $108.7 million or 8.90% of total assets at June 30, 2010. Non-performing loans increased $20.6 million during the six months ended June 30, 2011 to $151.0 million. The increase in balances primarily related to management's aggressive stance in identifying and resolving credit quality issues.

Total assets declined by $108.7 million to $985.9 million during the six months ended June 30, 2011. This decrease was primarily the result of decreases in cash and cash equivalents and loans outstanding. Total cash and cash equivalents declined $34.5 million to $85.4 million during the period, primarily resulting from paying off broker certificates of deposit as they matured and short-term borrowings.

As a result of our net losses in 2010 and for the first six months of 2011, our total risk-based capital ratio for the Bank fell below the adequately capitalized regulatory minimum threshold of 8% to 3.34% at June 30, 2011, and our leverage ratio dropped to 1.61% at June 30, 2011, which is considered critically undercapitalized under the prompt corrective action guidelines.

Between June 30, 2010 and June 30, 2011, the Company's loan portfolio decreased by $121.8 million or 12.7%. Total loans at June 30, 2011 were $840.5 million. The overall decrease in loans was primarily due to scheduled principal curtailments, loan sales, charge-off's and part of our overall strategy to shrink loans to mitigate risk and preserve capital. While the company's performing loans provided a strong yield and helped maintain solid sources of interest income, the planned reduction in loan volume, the level of non-performing assets and restructured loans led to a decrease in interest income. Interest income on loans, including fees, decreased $6.2 million or 21.05% to $23.3 million for the six months ended June 30, 2011, as compared to the same period in 2010. For the quarter ended June 30, 2011, interest income on loans was $11.4 million, a decrease of 23.2% from the same period in 2010.

Interest expense of $11.3 million for the six months ended June 30, 2011 represented a $3.8 million decrease from the comparable period in 2010. The decrease in interest expense was primarily attributable to the decrease of $149.4 million in average interest bearing liabilities for the six months ended June 30, 2011, as compared to the same period in 2010, coupled with a decrease in the overall rate paid on our interest bearing liabilities of 36 basis points. The decrease in deposits was primarily related to a $91.2 million decrease in brokered deposits as the company continues to reduce its reliance on brokered deposits.

The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. For the six and three months ended June 30, 2011, the net interest margin was 2.45% and 2.48%, respectively, compared to 2.49% and 2.57%, respectively, reported for the first six and three months of 2010. While insignificant, the decrease in net interest margin for the first six months of 2011 was primarily the result of a drop in the average yield on our average interest earning assets of 33 basis points.

Ongoing credit quality, primarily related to the increase in non-accrual loans, resulted in a 74 basis points decline in average yield on loans to 5.17% for the first six months of 2011 as compared with 5.91% for the same period of 2010. The drop in yield of our earning assets was offset with a decrease in the cost of our interest bearing liabilities of 36 basis points over the past twelve months. The decrease in our interest-bearing liability costs primarily related to maturing time deposits re-pricing at a lower cost during the past year, resulting in our average cost of time deposits decreasing from 2.80% in the 2010 first six months to 2.45% for the first six months of 2011. Additionally, an $89.0 million decrease in average FRB reserve balances used primarily to pay down brokered deposits and short-term borrowings over the past 12 months, which only earn 25 basis points; and the declines in deposit balances and rates, helped mitigate the impact of a shrinking and deteriorating loan portfolio.

Total noninterest income decreased $924.6 thousand and $1.8 million to a loss of $751.1 thousand and $1.0 million for the three and six months ended June 30, 2011, respectively, from income of $173.5 thousand and $785.2 thousand reported for the same periods in 2010. The primary reason for the lower noninterest income for the 2011 periods related to the increase in losses on other real estate owned ("OREO") and decreases in revenue from the Bank's non-banking subsidiary companies. The Company reported losses on OREO totaling $1.4 million and $2.2 million for the three and six months ended June 30, 2011, respectively, as compared with $658.9 thousand and $1.0 million for the three and six months ended June 30, 2010, respectively.

Noninterest expenses continued to grow in the first six months of 2011 due to the increased costs related to managing the company during this difficult economic and regulatory environment, including expenses associated with carrying OREO, increased credit and collections costs, increased FDIC premiums, increased consulting expenses and legal expenses related to regulatory matters, and further increases in personnel in key areas necessary to support regulatory compliance and address problem assets. Total noninterest expense for the six months ended June 30, 2011 totaled $17.1 million, an increase of $6.2 million over the $11.0 million reported during the comparable period in 2010. For the quarter ended June 30, 2011, total noninterest expense was $9.4 million, an increase of $2.7 million over the $6.7 million reported during the quarter ended June 30, 2010. The 2010 first quarter included a one-time reduction of benefit cost of $1.9 million from the elimination of the executive officer deferred compensation plans.

"We are fully committed to seeing the company return to profitability and realize the full potential of the Commonwealth Bankshares franchise," said Beisel.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc., the parent of Bank of the Commonwealth, operates 21 offices throughout Hampton Roads, Virginia, and northeastern North Carolina. Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Operating Results:
Interest and dividend income	$ 11,547	$ 14,993	$ 23,694	$ 29,931
Interest expense	5,387	7,367	11,254	15,022
Net interest income	6,160	7,626	12,440	14,909
Provision for loan losses	22,506	5,009	27,505	10,007
Noninterest income	(751)	173	(1,019)	785
Noninterest expense	9,385	6,663	17,145	10,974
Income (loss) before income taxes and noncontrolling interest	(26,482)	(3,873)	(33,229)	(5,287)
Income tax expense (benefit)	(264)	(1,358)	(261)	(1,855)
Income (loss) before noncontrolling interest	(26,218)	(2,515)	(32,968)	(3,432)
Noncontrolling interest in subsidiaries	(2)	(28)	(7)	(34)
Net income (loss)	$ (26,220)	$ (2,543)	$ (32,975)	$ (3,466)

Per Share Data
Basic earnings (loss)	$ (3.80)	$ (0.37)	$ (4.78)	$ (0.50)
Diluted earnings (loss)	$ (3.80)	$ (0.37)	$ (4.78)	$ (0.50)
Book value	$ (0.66)	$ 11.12	$ (0.66)	$ 11.12
Cash dividends	$ --	$ --	$ --	$ --
Basic weighted average shares outstanding	6,897,082	6,889,729	6,897,082	6,889,267
Diluted weighted average shares outstanding	6,897,082	6,889,729	6,897,082	6,889,267
Shares outstanding at period-end	6,897,082	6,890,305	6,897,082	6,890,305

Period End Balances:
Assets	$ 985,874	$ 1,222,145	$ 985,874	$ 1,222,145
Loans*	840,494	962,327	840,494	962,327
Investment securities	12,638	6,979	12,638	6,979
Deposits	901,098	1,031,981	901,098	1,031,981
Shareholders' equity (deficit)	(4,559)	76,586	(4,559)	76,586

Average Balances:
Assets	$ 1,028,944	$ 1,236,968	$ 1,046,869	$ 1,254,937
Loans*	883,323	995,545	909,308	1,008,612
Investment securities	12,659	6,523	11,640	5,678
Deposits	915,251	1,045,184	925,571	1,061,580
Shareholders' equity	19,802	78,920	23,562	79,524

Financial Ratios:
Return on average assets	-10.22%	-0.82%	-6.35%	-0.56%
Return on average shareholders' equity	-446.34%	-12.92%	-282.21%	-8.79%
Efficiency Ratio (tax equivalent basis)	173.51%	85.38%	150.11%	69.88%
Period end shareholders' equity (deficit) to total assets	-0.46%	6.27%	-0.46%	6.27%
Loan loss allowance to period end loans*	7.09%	5.38%	7.09%	5.38%
Loan loss allowance to non-performing loans	39.50%	54.57%	39.50%	54.57%
Non-performing assets to total assets	20.07%	8.90%	20.07%	8.90%
Net interest margin (tax equivalent basis)	2.48%	2.48%	2.45%	2.49%
Bank's Tier 1 capital to average assets	1.61%	6.86%	1.61%	6.86%
Bank's Tier 1 capital to risk weighted assets	2.02%	9.13%	2.02%	9.13%
Bank's Total capital to risk weighted assets	3.34%	10.43%	3.34%	10.43%

* Net of unearned income, discount on acquired loans, and credit enhancement related to acquired loans
CONTACT: Chris Beisel
         President and Chief Executive Officer
         Commonwealth Bankshares, Inc.
         (757) 446-6900